UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 5)*


                           McClatchy Newspapers, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   579489-10-5
                                ----------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                    Page 1 of

CUSIP No.  579489-10-5                  13G                    Page 2 of 6 Pages
          -------------


----------------------------------------------------------------------------------------------
1               NAME OF REPORTING PERSON
                SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                Sue Maloney Stiles

----------------------------------------------------------------------------------------------
2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                Not Applicable.                                                      (a)  |_|
                                                                                     (b)  |_|
----------------------------------------------------------------------------------------------
3               SEC USE ONLY


----------------------------------------------------------------------------------------------
4               CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
----------------------------------------------------------------------------------------------
                5        SOLE VOTING POWER

                         At December 31, 1997:           2,850 shares of Class A Common Stock
                                                     1,263,457 shares of Class B Common Stock
              --------------------------------------------------------------------------------
  NUMBER OF     6        SHARED VOTING POWER
    SHARES
 BENEFICIALLY            -0-
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
              --------------------------------------------------------------------------------
                7        SOLE DISPOSITIVE POWER

                         At December 31, 1997:           2,850 shares of Class A Common Stock
                                                     1,263,457 shares of Class B Common Stock
              --------------------------------------------------------------------------------
                8        SHARED DISPOSITIVE POWER

                         -0-
----------------------------------------------------------------------------------------------
9               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,266,307
----------------------------------------------------------------------------------------------
10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


----------------------------------------------------------------------------------------------
11              PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW 9

                11.9%
----------------------------------------------------------------------------------------------
12              TYPES OF REPORTING PERSON


                IN
----------------------------------------------------------------------------------------------

CUSIP No.  579489-10-5                  13G                    Page 3 of 6 Pages
          -------------


Item 1(a).            Name of Issuer
---------             --------------

                      McClatchy Newspapers, Inc.


Item 1(b).            Address of Issuer's Principal Executive Offices
---------             -----------------------------------------------

                      2100 "Q" Street
                      Sacramento, CA  95816


Item 2(a).            Name of Person Filing
---------             ---------------------

                      Sue Maloney Stiles


Item 2(b).            Address of Principal Business Office or, if none,
---------             Residence
                      -------------------------------------------------

                      4025 Highway 1
                      Cayucos, CA  93430


Item 2(c).            Citizenship
---------             -----------

                      United States


Item 2(d).            Title of Class of Securities
---------             ----------------------------

                      Class A Common Stock


Item 2(e).            CUSIP Number
---------             ------------

                      579489-10-5


Item 3.               If this statement is filed pursuant to Rules 13d-1(b)
------                or 13d-2(b), check whether the person filing is a:
                      -----------------------------------------------------

                                (a) |_| Broker or Dealer registered under
                      Section 15 of the Act;

                                (b) |_| Bank as defined in section 3(a)(6) of
                      the Act;

                                (c) |_| Insurance Company as defined in section
                      3(a)(19) of the Act;

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CUSIP No.  579489-10-5                  13G                    Page 4 of 6 Pages
          -------------


                                (d) |_| Investment Company registered under
                      section 8 of the Investment Company Act;

                                (e) |_| Investment Adviser registered under
                      section 203 of the Investment Company Act of 1940;

                                (f) |_| Employee Benefit Plan, Pension Fund
                      which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F);

                                (g) |_| Parent Holding Company, in accordance
                      with ss.240.13d-1(b)(ii)(G) (Note: See Item 7); or

                                (h) |_| Group, in accordance with ss.240.13d-
                      1(b)(1)(ii)(H).

                      Not Applicable


Item 4.               Ownership
------                ---------

                      (a) Amount Beneficially Owned:  1,266,307
                                                     ---------------------------

                      (b) Percent of Class:      11.9%
                                            ------------------------------------

                      (c) Number of shares as to which such person has:

                          (i) sole power to vote or to direct the vote
                                         1,266,307
                           -----------------------------------------------------

                          (ii) shared power to vote or to direct the vote
                                         -0-
                           -----------------------------------------------------

                          (iii) sole power to dispose or to direct the
                      disposition of      1,266,307
                                     -------------------------------------------

                          (iv) shared power to dispose or to direct the
                      disposition of         -0-
                                     -------------------------------------------


Item 5.               Ownership of Five Percent or Less of a Class
------                --------------------------------------------

                      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

                      Not Applicable

CUSIP No.  579489-10-5                  13G                    Page 5 of 6 Pages
          -------------


Item 6.               Ownership of More than Five Percent on Behalf of Another
------                Person
                      ----------------------------------------------------------

                      Not Applicable


Item 7.               Identification and Classification of the Subsidiary Which
------                Acquired the Security Being Reported on by the Parent
                      Holding Company
                      ----------------------------------------------------------

                      Not Applicable


Item 8.               Identification and Classification of Members of the Group
------                ----------------------------------------------------------

                      Not Applicable


Item 9.               Notice of Dissolution of Group
------                ------------------------------

                      Not Applicable


Item 10.              Certification
-------               -------------

                      Not Applicable

CUSIP No.  579489-10-5                  13G                    Page 6 of 6 Pages
          -------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                February 7, 1998
                    ---------------------------------------
                                      Date


                             /s/ Sue Maloney Stiles
                    ---------------------------------------
                                    Signature


                               Sue Maloney Stiles
                    ---------------------------------------
                                   Name/Title